Exhibit 3.1

NMF SENIOR LOAN FUND I, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:                 NMF Senior Loan Fund I, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:           The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Robert A. Hamwee, whose address is 787 Seventh Avenue, 48th Floor, New York, New York 10019, being at least eighteen years of age, formed a corporation under the general laws of the State of Maryland on January 23, 2019.

ARTICLE II

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is:

NMF Senior Loan Fund I, Inc.

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, engaging in business as a business development company, subject to making an election with respect thereto under the Investment Company Act of 1940, as amended (together with any rules and regulation of the Securities and Exchange Commission promulgated thereunder, the “1940 Act”).

ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in this States is 1519 York Road, Lutherville, MD 21093. The name of the resident agent of the Corporation in the State of Maryland is Cogency Global Inc., whose address is 1519 York Road, Lutherville, MD 21093. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1            Number, Vacancies and Election of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation is four, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The directors shall have the qualifications, if any, specified in the Bylaws.  The names of the directors who shall serve until their respective successors are duly elected and qualify are:

John R. Kline

Alfred F. Hurley, Jr.

David Ogens

John P. Malfettone

Any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Section 5.2            Extraordinary Actions.  Notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3            Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration, if any,  as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws.

Section 5.4            Preemptive Rights and Appraisal Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.6 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.  No holder of stock of the Corporation shall be entitled to exercise the rights of an objecting stockholder under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors shall determine that such rights apply, with respect to all or any classes or series of stock, or any proportion of the shares thereof, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5            Determinations by Board.  The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation, which determination shall be made in a manner consistent with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the extent that the assets of the Corporation are treated as “plan assets” for purposes of ERISA, or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation to the extent not otherwise delegated to the investment manager of the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors. All such determinations shall be consistent with ERISA, if applicable.

Section 5.6            Removal of Directors.  Subject to the rights of holders of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors.

Section 5.7            Corporate Opportunities. The Corporation shall have the power to renounce, by resolution of the Board of Directors, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities or classes or categories of business opportunities that are (a) presented to the Corporation or (b) developed by or presented to one or more directors or officers of the Corporation.

ARTICLE VI

STOCK

Section 6.1            Authorized Shares. The Corporation has authority to issue 500,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.001 par value per share (“Common Stock”). The aggregate par value of all authorized shares of stock having par value is $500,000.  If shares of one class or series of stock are classified or reclassified into shares of another class or series of stock pursuant to this Article VI, the number of authorized shares of the former class or series shall be automatically decreased and the number of shares of the latter class or series shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes and series that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2            Common Stock.  Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote.  The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3            Preferred Stock.  The Board of Directors may classify any unissued shares of stock and reclassify any previously classified but unissued shares of stock of any class or series from time to time, into one or more classes or series of stock, including preferred stock (“Preferred Stock”).

Section 6.4            Voting.  Except as provided below, on each matter submitted to a vote of the stockholders, each holder of stock of the Corporation shall be entitled to one vote for each share standing in such stockholder’s name on the books of the Corporation on the applicable record date.

Section 6.5            Quorum.  The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable law, regulatory requirements or the Charter, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast by stockholders of each class of stock entitled to vote as a class on the matter shall constitute a quorum.

Section 6.6            Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall:  (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation;  (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including exclusive voting rights, if any), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.6 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

Section 6.7            Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

Section 6.8            Tender Offers. If any person makes a tender offer, including, without limitation, a “mini-tender” offer, such person must comply with all of the provisions set forth in Regulation 14D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding shares of stock of any class or series of the Corporation; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the Securities and Exchange Commission. In addition, any such person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No stockholder may transfer any shares of stock of any class or series of the Corporation held by such stockholder to any person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such stockholder shall have first offered such shares of stock of any class or series of the Corporation to the Corporation at the tender offer price offered in such Non-Compliant Tender Offer. In addition, any person who makes a Non-Compliant Tender Offer shall be responsible for all expenses incurred by the Corporation in connection with the enforcement of the provisions of this Section 6.9, including, without limitation, expenses incurred in connection with the review of all documents related to such tender offer. In addition to the remedies provided herein, the Corporation may seek injunctive relief, including, without limitation, a temporary or permanent restraining order, in connection with any Non-Compliant Tender Offer. This Section 6.9 shall be of no force or effect with respect to any shares of stock any class or series of the Corporation that are then listed.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except as may otherwise be permitted by Section 2-605 of MGCL and Section 5.1 of the Charter, any amendments to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY; INDEMNIFICATION
AND ADVANCE OF EXPENSES

Section 8.1            Limitation of Liability.  To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 8.2            Indemnification and Advance of Expenses.  To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.  The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer.  The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

Section 8.3            1940 Act and ERISA.  The provisions of this Article VIII shall be subject to the limitations of the 1940 Act and ERISA. Furthermore, notwithstanding Maryland law, the Charter or the Bylaws, to the extent that the Corporation’s assets are treated as “plan assets” for purposes of ERISA, the Corporation shall not indemnify any person for any liability to the extent that such liability arose in connection with the breach by such person of his or her fiduciary duties under ERISA, if applicable, and expenses shall be advanced only to the extent permitted under ERISA, if applicable.

Section 8.4            Amendment or Repeal.  Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD:  The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH:  The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH:  The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH:  The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

SEVENTH:  The undersigned officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- Signature page follows -

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its [  ] and attested to by its [   ] on this       day of                , 2019.

ATTEST:		NMF SENIOR LOAN FUND I, INC.

By:		By:	(SEAL)
Name:	[ ]	Name:	[ ]
Title:	[ ]	Title:	[ ]